Exhibit 12.1

Milan Saha, Esq.

80 Barton Road

Plattsburgh, NY 12901

(646) 397-9056

Admitted in the State of New York

May 24, 2022

Craig Huffman

Chief Executive Officer

Treasure & Shipwreck Recovery, Inc.

13046 Racetrack Road #234

Tampa, FL 33626

Dear Mr. Huffman :

I have acted, at your request, as special counsel to Treasure & Shipwreck Recovery, Inc., a Nevada corporation (the “Company”), for the purpose of rendering an opinion as to the legality of a minimum of “maximum offering” of 50 million and a maximum “maximum offering” 50 million shares of common stock offered by the Company at price to be determined between $0.03 and $0.06 per share of Company common stock, par value $0.001 per share to be offered and distributed by the Company, and the up to Twelve Million Five Hundred Thousand (12,500,000) shares of Company common stock that may be issued for the exercise of Warrants that are being issued with the Offering at 1 warrant for every 4 common shares subscribed.

At issue are the potentially Sixty Two Million (62,500,000) shares of Company common stock (the “Shares”) that would be issued if the entire offering of the Shares is filled and all the warrants are exercised, pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A POS, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the “Documents”) are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Colorado corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Colorado, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 1A-12 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Milan Saha
Milan Saha, Esq.